Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2010;

Initiates Fiscal 2011 Guidance

DALLAS (November 3, 2010)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its 2010 fiscal year and fourth quarter ended September 30, 2010.

•	Fiscal 2010 consolidated results, excluding net unrealized margins were $210.1 million, or $2.25 per diluted share, compared with $212.6 million, or $2.30 per diluted share in the prior year.

•

After including noncash, unrealized net losses of $4.3 million, or ($0.05) per diluted share, fiscal 2010 net income was $205.8 million, or $2.20 per diluted share. Net income was $191.0 million, or $2.07 per diluted share in the prior year, after including unrealized net losses of $21.6 million, or ($0.23) per diluted share.

•

Included in current year net income is the positive impact of a state sales tax refund of $4.6 million, or $0.05 per diluted share. Net income for the prior year included the positive impact of net one-time adjustments of $17.1 million, or $0.19 per diluted share.

•	Atmos Energy expects fiscal 2011 earnings to be in the range of $2.25 to $2.35 per diluted share, excluding unrealized gains and losses.

For the quarter ended September 30, 2010, consolidated net income was $1.5 million, or $0.02 per diluted share, compared with a net loss of $16.0 million, or ($0.17) per diluted share for the same quarter last year. Results include noncash, unrealized net gains of $1.6 million, or $0.02 per diluted share for the current quarter, compared with unrealized net losses of $12.2 million, or ($0.13) per diluted share for the prior-year quarter. For the current quarter, regulated operations incurred a net loss of $4.8 million, or ($0.05) per diluted share, and nonregulated operations contributed $6.3 million of net income, or $0.07 per diluted share.

“Fiscal 2010 was an exceptional year and we are gratified to again deliver on our stated earnings objectives, especially during these challenging economic times,” said Robert W. Best, executive chairman of Atmos Energy Corporation. “The predictable and stable contribution from our regulated operations remains the cornerstone of our earnings framework, while the nonregulated assets continue to complement these base earnings. Looking forward to fiscal 2011, we believe that we are positioned to continue delivering average annual earnings growth in the 4 percent to 6 percent range,” Best concluded.

Results for the Year Ended September 30, 2010

Natural gas distribution gross profit increased $24.8 million to $1,049.4 million for the year ended September 30, 2010, compared with $1,024.6 million in the prior year. This increase is due largely to a net $33.7 million increase in rates, primarily in the company’s Texas, Louisiana and Mississippi service areas and an $11.2 million increase associated with an 11 percent rise in consolidated distribution throughput. Partially offsetting these increases in gross profit was a decrease resulting from the absence in the current period of a non-recurring $7.6 million adjustment to the revenue estimate for gas delivered to customers but not yet billed, which was recorded in the prior-year period. Additionally, gross profit decreased $7.0 million as a result of the prior-year reversal of an accrual for estimated unrecoverable gas costs that did not recur in the current year.

Regulated transmission and storage gross profit decreased $6.7 million to $203.0 million for the year ended September 30, 2010, compared with $209.7 million for the same period last year. This period-over-period decrease is due primarily to a $13.3 million decrease attributable to lower per-unit transportation margins largely due to narrower basis spreads, and a $2.6 million decrease due to a 19 percent decline in consolidated throughput. Partially offsetting these decreases was a $9.3 million increase in revenues resulting from filings under the Texas Gas Reliability Infrastructure Program (GRIP).

Natural gas marketing gross profit increased $1.4 million to $86.0 million for the 2010 fiscal year, compared with $84.6 million for the prior year. Atmos Energy Marketing’s (AEM) delivered gas margins decreased $15.8 million year over year due to reduced per-unit margins and a five percent decrease in consolidated sales volumes. Additionally, storage and trading margins decreased $0.5 million due primarily to higher storage demand fees paid, partially offset by an increase in realized storage and trading gains experienced in the current fiscal year. Offsetting these decreases was a $17.6 million year-over-year increase in unrealized margins.

Pipeline, storage and other gross profit decreased $1.4 million to $28.1 million for the year ended September 30, 2010, compared with $29.5 million last year. The decrease was due principally to lower margins earned from storage optimization activities of $4.9 million, a $3.9 million decrease arising from lower physical basis spreads and lower margins earned under asset management plans of $2.4 million. Partially offsetting these decreases was a $10.5 million increase in unrealized margins.

Consolidated operation and maintenance expense for the year ended September 30, 2010, was $468.0 million, compared with $494.0 million for the prior year. Excluding the provision for doubtful accounts, operation and maintenance expense for the current year was $460.3 million, compared with $486.2 million for the prior year. The $25.9 million decrease resulted primarily from lower pipeline maintenance costs in the company’s Atmos Pipeline-Texas Division of $14.3 million, a one-time $7.4 million state sales tax refund and a $4.6 million reduction in legal and other administrative costs.

Prior-year results include the favorable impact of a one-time tax benefit of $11.3 million. This benefit arose in the second quarter of fiscal 2009 after the company updated the tax rates used to record its deferred taxes. Additionally, fiscal 2009 includes a $5.4 million noncash charge to impair certain available-for-sale investments. These items did not recur in the current year.

The debt capitalization ratio at September 30, 2010, was 51.3 percent, compared with 50.7 percent at September 30, 2009. At September 30, 2010, there was $126.1 million of short-term debt outstanding, compared with $72.6 million at September 30, 2009.

For the year ended September 30, 2010, the company generated operating cash flow of $726.5 million, a $192.8 million reduction compared with fiscal 2009. Operating cash flow for fiscal 2010 reflects the recovery of lower gas costs through purchased gas recovery mechanisms. This is in contrast to fiscal 2009, when operating cash flow was favorably influenced by the recovery of high gas costs during a period of falling prices.

Capital expenditures increased to $542.6 million for fiscal 2010, compared with $509.5 million last year. The $33.1 million increase primarily reflects spending for the relocation of the company’s information technology data center, the construction of two service centers and the steel service line replacement program in the Mid-Tex Division.

Results for the Fiscal 2010 Fourth Quarter

Natural gas distribution gross profit increased $5.0 million to $172.5 million for the fiscal 2010 fourth quarter, compared with $167.5 million in the prior-year quarter. This increase reflects a net $5.8 million increase in rates principally in the company’s Kentucky, Texas and Louisiana service areas.

Regulated transmission and storage gross profit increased $9.6 million to $56.0 million for the quarter ended September 30, 2010, compared with $46.4 million for the prior-year quarter. This increase is due primarily to a $4.8 million increase from the sale of excess gas, a $3.1 million increase in revenues resulting from filings under GRIP and a $3.0 million increase resulting from higher levels of compression activity. These increases were partially offset by a $1.3 million quarter-over-quarter decrease in per-unit transportation margins on through-system deliveries, largely due to narrower basis spreads.

Natural gas marketing gross profit decreased $2.6 million to $13.4 million for the fiscal 2010 fourth quarter, compared with $16.0 million for the fiscal 2009 fourth quarter. Realized storage and trading margins decreased by $19.8 million quarter over quarter. AEM experienced a decrease in realized trading gains during the current quarter due to unfavorable natural gas market fundamentals. This contrasts to the prior-year quarter, where AEM settled its financial positions and cycled gas during a period of wider spot to forward spread values. Additionally, delivered gas margins decreased $3.2 million due to decreased per-unit margins, combined with about a 2 percent quarter-over-quarter decrease in consolidated sales volumes. Partially offsetting these decreases was a $20.4 million quarter-over-quarter increase in unrealized margins.

Pipeline, storage and other gross profit increased $2.7 million to $5.0 million for the quarter ended September 30, 2010, compared with $2.3 million for the same period last year. The increase is due primarily to higher margins earned from storage optimization activities of $0.6 million and an increase in storage demand fees of $0.5 million. Additionally, unrealized margins increased $1.4 million quarter over quarter.

Consolidated operation and maintenance expense for the quarter ended September 30, 2010 was $113.7 million, compared with $128.7 million for the prior-year quarter. Excluding the provision for doubtful accounts, operation and maintenance expense for the current quarter decreased $14.5 million, compared with the same period last year. The decrease is due primarily to an $8.3 million decrease in employee wages and benefit costs and a $7.3 million decrease in contract labor costs primarily in the company’s Atmos Pipeline-Texas Division.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy projects fiscal 2011 earnings to be in the range of $2.25 to $2.35 per diluted share, excluding unrealized gains and losses. Net income from regulated operations is expected to be in the range of $161 million to $168 million, and net income from nonregulated operations is expected to be in the range of $45 million to $47 million. Capital expenditures for fiscal 2011 are expected to range from $580 million to $595 million.

However, the valuation on September 30, 2011, of the company’s nonregulated physical storage inventory and associated financial instruments (“mark-to-market”), as well as changes in events or other circumstances that the company cannot currently anticipate or predict, could result in earnings for fiscal 2011 that are significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company reports filed with the Securities and Exchange Commission.

Conference Call to be Webcast November 4, 2010

Atmos Energy will host a conference call with financial analysts to discuss fiscal 2010 financial results on Thursday November 4, 2010, at 10 a.m. Eastern Time. The telephone number is 877-485-3107. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Atmos Energy senior leadership who will participate in the conference call include: Bob Best, executive chairman; Kim Cocklin, president and chief executive officer; and Fred Meisenheimer, senior vice president, chief financial officer and treasurer.

Highlights and Recent Developments

Leadership Changes

Effective October 1, 2010, Kim R. Cocklin became president and chief executive officer of Atmos Energy Corporation. Mr. Cocklin served as president and chief operating officer since October 2008. In addition, Robert W. Best became executive chairman of Atmos Energy after having served as chairman and chief executive officer since 1997.

$200 Million Revolving Credit Facility

On October 15, 2010, Atmos Energy Corporation entered into a $200 million, 180-day committed revolving credit facility. The credit facility will expire on April 13, 2011. This credit facility replaces the company’s $200 million, 364-day revolving credit facility on essentially the same terms, except for the duration of the facility.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and in the company’s Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2010. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving over three million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Year Ended September 30		Percentage
(000s except per share)	2010	2009	Change

Gross Profit:
Natural gas distribution segment	$1,049,447	$1,024,628	2%
Regulated transmission and storage segment	203,013	209,658	(3)%
Natural gas marketing segment	85,951	84,612	2%
Pipeline, storage and other segment	28,140	29,496	(5)%
Intersegment eliminations	(1,610)	(1,692)	5%

Gross profit	1,364,941	1,346,702	1%

Operation and maintenance expense	468,038	494,010	(5)%
Depreciation and amortization	216,960	217,208	— %
Taxes, other than income	190,507	182,700	4%
Asset impairments	—	5,382	(100)%

Total operating expenses	875,505	899,300	(3)%

Operating income	489,436	447,402	9%

Miscellaneous expense	(339)	(3,303)	(90)%
Interest charges	154,471	152,830	1%

Income before income taxes	334,626	291,269	15%
Income tax expense	128,787	100,291	28%

Net income	$205,839	$190,978	8%

Basic net income per share	$2.22	$2.08
Diluted net income per share	$2.20	$2.07

Cash dividends per share	$1.34	$1.32

Weighted average shares outstanding:
Basic	91,852	91,117
Diluted	92,422	91,620

	Year Ended September 30		Percentage
Summary Net Income by Segment (000s)	2010	2009	Change

Natural gas distribution	$125,949	$116,807	8%
Regulated transmission and storage	41,486	41,056	1%
Natural gas marketing	34,059	37,334	(9)%
Pipeline, storage and other	8,672	17,353	(50)%
Unrealized margins, net of tax	(4,327)	(21,572)	80%

Consolidated net income	$205,839	$190,978	8%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30		Percentage
(000s except per share)	2010	2009	Change

Gross Profit:
Natural gas distribution segment	$172,542	$167,482	3%
Regulated transmission and storage segment	56,015	46,397	21%
Natural gas marketing segment	13,381	16,023	(16)%
Pipeline, storage and other segment	5,003	2,321	116%
Intersegment eliminations	(398)	(424)	6%

Gross profit	246,543	231,799	6%

Operation and maintenance expense	113,740	128,698	(12)%
Depreciation and amortization	56,753	56,451	1%
Taxes, other than income	35,859	32,672	10%

Total operating expenses	206,352	217,821	(5)%

Operating income	40,191	13,978	188%

Miscellaneous income (expense)	731	(2,656)	128%
Interest charges	38,891	36,795	6%

Income (loss) before income taxes	2,031	(25,473)	108%
Income tax expense (benefit)	494	(9,521)	105%

Net income (loss)	$1,537	$(15,952)	110%

Basic net income (loss) per share	$0.02	$(0.17)
Diluted net income (loss) per share	$0.02	$(0.17)

Cash dividends per share	$.335	$.330

Weighted average shares outstanding:
Basic	89,890	91,617
Diluted	90,454	91,617

	Three Months Ended September 30		Percentage
Summary Net Income (Loss) by Segment (000s)	2010	2009	Change

Natural gas distribution	$(17,328)	$(19,961)	13%
Regulated transmission and storage	12,497	976	1,180%
Natural gas marketing	2,204	15,858	(86)%
Pipeline, storage and other	2,561	(609)	520%
Unrealized margins, net of tax	1,603	(12,216)	113%

Consolidated net income (loss)	$1,537	$(15,952)	110%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30,	September 30,
(000s)	2010	2009

Net property, plant and equipment	$4,793,075	$4,439,103

Cash and cash equivalents	131,952	111,203
Accounts receivable, net	273,207	232,806
Gas stored underground	319,038	352,728
Other current assets	150,995	132,203

Total current assets	875,192	828,940

Goodwill and intangible assets	740,148	740,064
Deferred charges and other assets	355,376	358,976

	$6,763,791	$6,367,083

Shareholders’ equity	$2,178,348	$2,176,761
Long-term debt	1,809,551	2,169,400

Total capitalization	3,987,899	4,346,161

Accounts payable and accrued liabilities	266,208	207,421
Other current liabilities	413,640	457,319
Short-term debt	126,100	72,550
Current maturities of long-term debt	360,131	131

Total current liabilities	1,166,079	737,421

Deferred income taxes	829,128	570,940
Deferred credits and other liabilities	780,685	712,561

	$6,763,791	$6,367,083

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2010	2009

Cash flows from operating activities

Net income	$205,839	$190,978
Asset impairments	—	5,382
Depreciation and amortization	217,133	217,302
Deferred income taxes	196,731	129,759
Changes in assets and liabilities	83,455	352,131
Other	23,318	23,681

Net cash provided by operating activities	726,476	919,233

Cash flows from investing activities

Capital expenditures	(542,636)	(509,494)
Other, net	(66)	(7,707)

Net cash used in investing activities	(542,702)	(517,201)

Cash flows from financing activities

Net increase (decrease) in short-term debt	54,268	(283,981)
Net proceeds from issuance of long-term debt	—	445,623
Settlement of Treasury lock agreement	—	1,938
Repayment of long-term debt	(131)	(407,353)
Cash dividends paid	(124,287)	(121,460)
Repurchase of common stock	(100,450)	—
Repurchase of equity awards	(1,191)	—
Issuance of common stock	8,766	27,687

Net cash used in financing activities	(163,025)	(337,546)

Net increase in cash and cash equivalents	20,749	64,486
Cash and cash equivalents at beginning of period	111,203	46,717

Cash and cash equivalents at end of period	$131,952	$111,203

	Three Months Ended September 30		Year Ended September 30
Statistics	2010	2009	2010	2009
Consolidated natural gas distribution throughput (MMcf as metered)	55,902	56,804	454,175	408,885
Consolidated regulated transmission and storage transportation volumes (MMcf)	133,473	127,990	428,599	528,689
Consolidated natural gas marketing sales volumes (MMcf)	86,717	88,126	353,853	370,569
Natural gas distribution meters in service	3,186,040	3,178,844	3,186,040	3,178,844
Natural gas distribution average cost of gas	$5.83	$4.96	$5.77	$6.95
Natural gas marketing net physical position (Bcf)	13.7	13.8	13.7	13.8

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